EXHIBIT 15.2

AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

August 13, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 6, 2002 on our review of interim financial information of ICN Pharmaceuticals, Inc. (the “Company’) as of and for the period ended June 30, 2002 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-8 (File Nos. 33-56971, 333-81383, 333-73098 and 333-85572) and on Form S-3 (File No. 333-10661, 333-67376, 333-88040 and 333-88042).

Very truly yours,

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California